UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

AMENDMENT NO. 1
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

November 4, 2010
Date of Report (Date of earliest event reported)

CROWN MEDIA HOLDINGS, INC.
(Exact name of Registrant as Specified in Charter)

Delaware	000-30700	84-1524410
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12700 Ventura Boulevard
Studio City, California 91604
(Address of Principal Executive Offices)

(818) 755-2400
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition

On November 4, 2010, Crown Media Holdings, Inc. (the “Company”) furnished a Current Report on Form 8-K in connection with its press release in which the Company provided certain third quarter 2010 financial results (the “Original Press Release”).  The Company is furnishing this Amended Current Report on Form 8-K/A to revise certain disclosures in the Original Press Release, primarily to show the accounting treatment for the Company’s outstanding preferred stock as temporary equity rather than permanent equity.

The Company determined that its preferred stock should have been classified in temporary equity due to Hallmark Cards’ control of the Company’s Board of Directors and its voting securities.  Accordingly, in the Quarterly Report on Form 10-Q for the period ended September 30, 2010 (the “Third Quarter 10-Q”) being filed contemporaneously with this Amended Current Report, the Company corrected the classification of its $185.0 million preferred stock to present it as temporary equity.  The redeemable preferred stock presented in the Third Quarter 10-Q in the condensed consolidated balance sheet as of September 30, 2010, also includes the third quarter imputed dividend of approximately $6.9 million.

The revised balance sheet is attached as Exhibit 99.1 to this Form 8-K/A.  Other than as set forth herein, this Amended Current Report does not amend any other items in the Original Press Release.

Item 7.01. Regulation FD Disclosure.

The disclosure contained in Item 2.02 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.2           Revised Balance Sheet

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN MEDIA HOLDINGS, INC.
(Registrant)

Date	November 9, 2010	By:	/s/ MICHAEL J. HARMON
Michael J. Harmon
Interim Chief Financial Officer